Exhibit 99.1

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07-01
For further information:
John P. Barnett, Director of External Affairs
713-989-7556

John F. Walsh, Director of Investor Relations
1-800-321-7423

SOUTHERN UNION ANNOUNCES
SETTLEMENT OF LITIGATION

HOUSTON, February 1, 2007— Southern Union Company (NYSE: SUG) today announced the settlement of litigation brought by Citrus Trading Corp. against Spectra Energy LNG Sales, Inc. (formerly known as Duke Energy LNG Sales, Inc.) for a cash payment to Citrus Trading of $100 million.

Southern Union owns a 50 percent equity interest in Citrus Corp., which owns both Citrus Trading and Florida Gas Transmission Company. Through its subsidiary, CCE Holdings, LLC, Southern Union is contractually obligated to share a portion of its proceeds with the Enron bankruptcy estate.

The litigation, before the Honorable Lynn N. Hughes in the United States District Court for the Southern District of Texas, related to Spectra’s 2003 termination of natural gas purchase and sale arrangements with Citrus Trading.

“We are delighted to have reached an amicable resolution of this matter. We have tremendous respect for Spectra and look forward to strengthening our relationship,” said Eric D. Herschmann, senior executive vice president of Southern Union, who served as lead negotiator for Citrus Trading.

Herschmann and Daniel W. Bishop, II of Bishop London Brophy & Dodds, P.C. served as lead trial counsel for Citrus Trading.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.

Through Panhandle Energy, Southern Union’s interstate pipeline interests operate more than 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.

Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.

Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves approximately half a million natural gas end-user customers in Missouri and Massachusetts.

For further information, visit www.sug.com.

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